Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This separation agreement and release is dated February 2, 2018, and is between lululemon athletica inc., a Delaware corporation (“lululemon”), and Laurent Potdevin, an individual (“Executive”).
Executive and lululemon entered into an Executive Employment Agreement dated December 1, 2013 (the “Employment Agreement”). Capitalized terms used but not otherwise defined in this agreement have the meanings given those terms in the Employment Agreement.
Executive has agreed voluntarily to resign his employment with lululemon for the good of lululemon, effective immediately (the “Separation Date”). Executive’s voluntary resignation is to be treated as a termination of employment by Executive under section 5.02 of the Employment Agreement, and is not considered a termination for Good Reason by the Executive.
The parties desire to settle all claims and issues that have, or could have, been raised, in relation to Executive’s employment with lululemon and arising out of or in any way related to the acts, transactions or occurrences between Executive and lululemon to date, including, but not limited to, his employment with lululemon or his termination of that employment, on the terms set forth below.
lululemon and Executive therefore agree as follows:
1.Executive hereby voluntarily resigns, effective immediately, from (1) his employment with lululemon, including his position as Chief Executive Officer, (2) his position as a member of the board of directors of lululemon, and (3) any and all other positions that he holds with lululemon or any affiliated entity. Executive will sign any documentation that lululemon reasonably requests to confirm such resignations. If, for any reason, this paragraph is deemed insufficient to effect these resignations, Executive hereby authorizes lululemon to execute any documents or instruments consistent with this paragraph that lululemon deems necessary or desirable to effect those resignations, and to act as Executive’s attorney-in-fact with respect thereto. Executive acknowledges that he no longer has any authority or power to bind lululemon or any affiliated entity, or to act on behalf of lululemon or any affiliated entity in any manner. Executive is voluntarily resigning and his separation therefore will not be treated as an involuntary termination of employment without Cause. Executive understands and acknowledges that he is not eligible for any benefits under the Plan or the Bonus Plan or any other severance plan of or agreement with lululemon. lululemon hereby waives the Notice of Resignation Period. lululemon will pay Executive’s Base Salary up to the Separation Date, and the value of Executive’s accrued, unused vacation leave, pro-rated for that portion of the calendar year up to the Separation Date, in each case subject to all applicable withholdings and deductions. Executive agrees that all other amounts specified in section 5.02 of the Employment Agreement will not be paid and are waived in connection with the payments specified in paragraph 3.

2.The Non-Solicitation Period stated in article 4 of the Restrictive Covenant Agreement attached as Schedule A to the Employment Agreement will continue until 24 months after the Separation Date. Executive’s coverage under lululemon’s Canadian health insurance policy will terminate on February 28, 2018.
3.In exchange for and subject to the releases and other covenants of Executive included in this agreement, lululemon agrees to provide Executive a cash payment equal to $5,000,000, subject to regular and statutory withholdings and deductions (the “Consideration”). The Consideration will be paid as follows: (1) $3,350,000 as soon as practicable after the Effective Date described in paragraph 11; and (2) $1,650,000 over a period of 18 months in equal monthly installments on lululemon’s normal paydays beginning on the first regular payday occurring 60 days following the date hereof. Executive acknowledges that he would not otherwise be entitled to receive the Consideration if he did not enter into this agreement. The Consideration is subject to and conditioned on Executive’s compliance with the Restrictive Covenant Agreement and, accordingly, will be forfeited if Executive fails to comply with the Restrictive Covenant Agreement. The Consideration is in U.S. Dollars.
4.Executive and lululemon agree that Executive has certain equity awards outstanding which are and will remain subject to certain vesting conditions as of the Separation Date, and that Executive’s rights under those equity awards will be determined pursuant to the terms of the relevant award agreements based on the terms and conditions thereof applicable to his voluntary resignation from employment on the Separation Date without any good reason or other justification which may provide for additional rights, vesting or benefits thereunder arising out of such voluntary termination of employment. Other than as specifically stated herein, Executive acknowledges that he will no longer be entitled to receive any additional cash or equity awards or vesting on any existing cash or equity awards from lululemon.
5.Notwithstanding Article 3 of the Restrictive Covenant Agreement, Executive hereby consents to the Statements (as defined in the Restrictive Covenant Agreement) made or to be made by lululemon contained in the draft press release provided to Executive on the date hereof, and any other Statements materially consistent with those Statements, and agrees that any such Statements do not violate the Restrictive Covenant Agreement. Furthermore, nothing in this paragraph or the Restrictive Covenant Agreement will preclude lululemon from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.
6.Executive understands and agrees that lululemon is neither providing tax nor legal advice, nor is lululemon making representations regarding tax obligations or consequences, if any, related to this agreement. Executive further agrees that he will assume and hereby assumes any such tax obligations or consequences that may arise from this agreement, and that Executive may not seek any indemnification from lululemon in this regard. Executive agrees that, in the event that any taxing body determines that additional taxes are due from Executive, Executive acknowledges and assumes all responsibility for the payment of any such taxes and agrees to indemnify, defend, and hold lululemon harmless from the payment of such taxes, and any failure to withhold. Executive agrees that Executive is responsible for the payment of any applicable taxes on compensation paid or provided to Executive under this agreement and Executive hereby releases and discharges lululemon from any claim related to the payment of any such taxes, including with respect to any taxes under Section 409A of the Internal Revenue Code. Executive further agrees to pay, on lululemon’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs, and attorneys’ fees incurred by lululemon as a consequence of Executive’s failure to pay any taxes due.

7.Executive agrees that the foregoing Consideration represents settlement in full of all outstanding obligations owed to Executive by lululemon. THIS IS A GENERAL RELEASE OF ALL CLAIMS. Executive unconditionally, irrevocably and absolutely releases and discharges lululemon, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of lululemon, past and present, as well as lululemon’s officers, directors, agents, employees, successors and assigns (collectively, the “Released Parties”), from all claims related to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with lululemon, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or connected with Executive’s employment with lululemon, whether under the laws of the United States prior to his Relocation (as defined in the Employment Agreement) or the laws of British Columbia. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, provincial, state or federal law, including, but not limited to alleged violations of the British Columbia Employment Standards Act, the British Columbia Human Rights Code and Age Discrimination in Employment Act (ADEA) (if applicable), and all claims for attorneys’ fees, costs, penalties, interest and expenses. Executive expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether provincial, state or federal, and whether brought by Executive or on his behalf, related in any way to the matters released herein. Executive acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this agreement and agrees, nonetheless, that this agreement and the release contained in it is and remains effective in all respects notwithstanding such different or additional facts or the discovery of them. Executive declares and represents that he intends this agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and he intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. Notwithstanding the foregoing, nothing in this agreement shall be deemed a waiver or release of: (1) any rights, remedies or claims Executive may have in enforcing the terms of this agreement; or (2) Executive’s eligibility for, or right to receive, indemnification and advancement of expenses to the extent provided under lululemon’s by-laws, any written indemnification agreement with lululemon, or otherwise under applicable law, or coverage under any applicable directors and officers insurance policy; or (3) any rights that cannot be waived as a matter of law.
8.To the extent Executive performed any services in California during his employment with lululemon, Executive expressly waives any right or benefit available to him in any capacity under the provisions of California Civil Code section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
9.Executive will comply with continuing covenants and obligations contained in the Restrictive Covenant Agreement and the Employment Agreement.
10.By entering into this agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this agreement is not an admission of liability and may not be used or construed as such in any legal or administrative proceeding. Executive has been advised to consult with an attorney before executing this agreement.

11.Executive acknowledges and agrees that (1) he has read and understands the terms of this agreement and had 21 days to review this agreement; (2) he has been advised in writing to consult with an attorney before executing this agreement; (3) he has obtained and considered such legal counsel as he deems necessary; (4) by signing this agreement, he acknowledges that he does so freely, knowingly, and voluntarily; and (5) he has seven days following his execution of this agreement to revoke the release of any claims under the federal Age Discrimination in Employment Act in the United States, if he send notice by certified mail to lululemon, attention Glenn Murphy, Executive Chairman. If Executive does not revoke acceptance within the seven-day period, Executive’s acceptance of this agreement will become binding and enforceable on the eighth day following execution or, if the seven-day revocation period is not applicable to Executive, the date hereof (that date, the “Effective Date”). This agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this agreement. In addition, this agreement does not prohibit Executive from challenging the validity of this agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended. The parties agree that any changes, material or immaterial, to the terms of this agreement during its negotiation do not restart the running of the 21-day period discussed above in clause (1).
12.Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the Released Parties at any time in the future, in any federal, state, provincial, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this agreement. Executive agrees not to file or pursue any such legal claims and, if Executive does pursue such legal claims, Executive waives any right to receive monetary recovery. By Executive’s signature below, Executive represents that he has not filed any such legal claims against any of the Released Parties in any federal, state, provincial, or municipal court, administrative agency, or other tribunal. Nothing in this agreement will be construed to waive any claims that cannot be waived as a matter of law. In addition, this agreement does not prevent Executive from filing an administrative charge against any Released Parties that may not be released as a matter of law; however, Executive agrees that Executive will not be entitled to recover any monetary payments or other individual benefits in any such proceeding. This release does not waive any rights or claims that may arise after the date that Executive executed this agreement, and nothing in this agreement will affect the ability of Executive or lululemon to enforce rights or entitlements specifically provided for under this agreement as stated herein. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against lululemon or any current or former officer, director, employee, agent, representative, shareholder, or attorney of lululemon, unless under a subpoena or other court order to do so. Executive further agrees both to immediately notify lululemon upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this agreement, and to furnish, within three business days of its receipt, a copy of such subpoena or legal discovery device to lululemon. Nothing in this agreement is to be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.
13.In consideration for the Consideration and all other promises stated above, Executive will provide to Released Parties, and to any or all of its subsidiaries, divisions, and affiliated companies, such cooperation in legal proceedings as is reasonably requested, including by furnishing information and/or testimony in connection with such legal proceedings. Executive expressly agrees to reasonably cooperate with lululemon, and Released Parties (including lululemon’s outside counsel) in connection with the preparation of SEC filings and the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which lululemon reasonably believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during regular business hours as reasonably deemed necessary by lululemon’s counsel. Executive also agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which lululemon calls him as a witness. lululemon agrees to reimburse Executive for any reasonable travel expenses incurred at the request of lululemon and other reasonable out of pocket expenses and fees that pre-approved by lululemon that he incurs in connection with this paragraph 13. Executive further agrees that he will not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against lululemon, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives, except as required by law or regulation. Nothing within this paragraph 13 will require Executive to waive his constitutional rights.
14.All remedies at law or in equity will be available to the Released Parties for the enforcement of this agreement. This agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Released Parties.
15.Executive understands and agrees that as a condition of receiving the Consideration, all lululemon property must be returned to lululemon. Within seven days of the date hereof, Executive agrees to return all lululemon property, data and information belonging to lululemon, including information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers/laptops, cellular phones, hard or external drives, documents or information, including but not limited to confidential information in Executive’s possession or control. Further, Executive represents that Executive has retained no copies thereof, including electronic copies and agrees that Executive will not use or disclose to others any confidential or proprietary information of lululemon, including but not limited to employee information, marketing information, trade secret information, client or customer data or contact information, strategic plans, financial information, correspondence, and training materials. To the extent Executive at any point discovers lululemon property that Executive failed to return, Executive will return any and all such lululemon property immediately. lululemon agrees to return Executive’s personal property within 14 days of the date hereof. Notwithstanding the foregoing, Executive (1) will be provided with an electronic copy of Executive’s Outlook contacts or comparable electronic rolodex, and (2) will be permitted to retain his laptop computer and mobile phone once both such devices have been scrubbed clean of lululemon proprietary information by lululemon’s information technology department.
16.Executive understands and acknowledges that the promises in this agreement are a material inducement for Released Parties to enter this agreement and are of the essence of this agreement. Executive therefore agrees that if he should breach any of the provisions of the aforementioned paragraphs, he will be obligated to return to Released Parties any payments made under this agreement, including the Consideration and the value of the Consideration, as determined solely by lululemon, to the extent permitted by law.
17.Executive represents that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency.
18.The parties will bear their own attorneys’ fees and costs associated with negotiation and execution of this agreement, except that lululemon will pay the actual and reasonable fees and costs incurred by Williams & Connolly LLP and Hunter Litigation Chambers, in an aggregate amount not to exceed $50,000, related to Executive’s negotiation and execution of this agreement. However, should either party be required to incur fees and costs associated with enforcing this agreement, the prevailing party will be entitled to recover all fees and costs including attorneys’ fees from the breaching party. In addition, either party is entitled to seek all available legal remedies to enforce this agreement, including seeking injunctive or declaratory relief in any jurisdiction, notwithstanding paragraph 19.
19.In the event any provision of this agreement is found unenforceable, the unenforceable provision is to be deemed deleted and the validity and enforceability of the remaining provisions is not to be affected thereby. This agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof. The validity, interpretation and performance of this agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflict of law principles of any jurisdiction, and any action or proceeding arising out of or in connection with this agreement may be brought only in the courts of competent jurisdiction in the State of Delaware. This agreement does not grant Executive any rights with respect to continued employment by lululemon after the Separation Date. This agreement is intended to be the entire agreement between the parties and supersedes and cancels all other and prior agreements, written or oral, between the parties regarding this subject matter, except that this agreement does not supersede, cancel or limit sections 4.03 (Policies, Rules and Regulations), 4.04 (Conflicts of Interest), 4.05 (Restrictive Covenants), 5.05 (Fair and Reasonable), 5.06 (Return of Property), 5.07 (Resignation as Director and Officer) or 5.08 (Provisions which Operate Following Termination) or article 6 (Miscellaneous) of the Employment Agreement; the Restrictive Covenant Agreement (except as expressly provided herein); the Plan and all applicable award agreements thereunder; the Bonus Plan or any other obligations specifically preserved under this agreement. This agreement may be amended only by a written instrument executed by all parties hereto. The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.
[Signature page follows]

The parties are signing this separation and release agreement on the date stated in the introductory clause.

lululemon athletica inc.

/s/ GLENN MURPHY
Glenn Murphy
Chairman

/s/ LAURENT POTDEVIN
Laurent Potdevin